Exhibit 4.4

LIBERTY CABLEVISION OF PUERTO RICO LLC
ADDITIONAL TERM B-2 FACILITY JOINDER AGREEMENT

To:	The Bank of Nova Scotia as Administrative Agent
The Bank of Nova Scotia as Collateral Agent

From:	The financial institutions listed in Schedule 1 as lenders (the “Additional Term B-2 Facility Lenders”)

Date:    June 1, 2015

Re:	Additional Second Lien Term Loan

1.	As used in this Additional Term B-2 Facility Joinder Agreement (this “Joinder Agreement”), the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition by LCPR Cayman Holding Inc. of 100% of the shares of Puerto Rico Cable Holding Co. Inc. pursuant to the Stock Purchase Agreement.
“Additional Facility B-2 Effective Date” means the date on which the Administrative Agent provides the notice specified in paragraph 3 below.
“Company” means Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico.
“Credit Agreement” means the Amended and Restated Second Lien Credit Agreement dated as of July 7, 2014, among the Company, the guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, and each lender from time to time party thereto.
“Existing Interest Period” means the Interest Period in effect with respect to the Initial Loan on the Term B-2 Funding Date.
“Reaffirmation Agreement” means the Reaffirmation of Security Agreements dated as of June 1, 2015 among the Company, LiLAC Holdings Inc. (formerly known as LGI Broadband Operations, Inc.), as pledgor, LCPR Ventures LLC, as pledgor, LCPR Cayman Holding Inc., as pledgor, and the Administrative Agent, in its capacity as administrative agent and collateral agent for the Lenders under the Credit Agreement and the First Lien Credit Agreement, in substantially the form attached as Exhibit A to this Joinder Agreement.
“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of December 9, 2014 between Leo Cable LP, LCPR Cayman Holding Inc., and PPR Media LLC (as amended and in effect from time to time).
“Target” means Puerto Rico Cable Holding Co. Inc. and any successor thereto.

“Term B-2 Facility” means the $32,500,000 term loan facility made available under this Joinder Agreement, as the same may be increased under paragraph 20 below.
“Term B-2 Funding Date” means the date on which the Term B-2 Loan is advanced.
“Term B-2 Loan” means the loan made by the Additional Term B-2 Facility Lenders on the Term B-2 Funding Date. For the avoidance of doubt, the Term B-2 Loan shall constitute a “Term Loan” for all purposes under the Credit Agreement.
Other terms defined in the Credit Agreement shall have the same meaning in this Joinder Agreement, unless specified otherwise.

2.	We refer to Section 2.14 (Additional Facilities) of the Credit Agreement.

3.
The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-2 Facility Lender once it has received all of the documents and evidence set out in Schedule 2 (Conditions Precedent to Additional Facility B-2 Effective Date) in form and substance satisfactory to the Administrative Agent (acting reasonably, on the instructions of the Additional Term B-2 Facility Lenders).

4.
Each Additional Term B-2 Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Facility B-2 Effective Date in accordance with paragraph 3 above, this Joinder Agreement will take effect and the following transactions shall occur automatically and without the need for any further action on behalf of any party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14 (Additional Facilities); and

(b)	it shall be subject to the terms of the Intercreditor Agreement as a Second Lien Lender (as defined therein).

5.	The Additional Facility Commitment of each Additional Term B-2 Facility Lender is set forth on Schedule 1 to this Joinder Agreement (the “Term B-2 Commitments”).

6.	The maturity date in respect of the Term B-2 Loan is July 7, 2023 (the “Maturity Date”).

7.
The Applicable Rate in relation to the Term B-2 Facility is (i) for Eurocurrency Rate Loans, 6.75% and (ii) for Base Rate Loans, 5.75%. The Eurocurrency Rate with respect to the Term B-2 Loan shall not be less than 1.00% per annum.

8.
If any Term B-2 Loans are voluntarily prepaid pursuant to Section 2.05(a)(i) of the Credit Agreement or mandatorily prepaid pursuant to Sections 2.05(b)(iii) or (iv) of the Credit Agreement, such prepayments shall be made at (x) 102% of the aggregate principal amount of Term B-2 Loans prepaid if such prepayment occurs prior to the first anniversary of the Closing Date and (y) 101% of the aggregate principal amount of Term B-2 Loans prepaid if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date. If, prior to the second anniversary of the Closing Date, any Lender that is a Non-Consenting Lender is replaced pursuant to Section 3.07 of the Credit Agreement in connection with any amendment, amendment and restatement or other modification of the Credit Agreement, the primary purpose of which is to reduce the All-in Yield applicable to the Loans, such Lender (and not any Person who replaces such Lender pursuant to Section 3.07 of the Credit Agreement) shall receive its portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence as if the Loans held by such Lender were voluntarily prepaid. Any amounts due to any Lender pursuant to this paragraph 8 shall be due and payable on the date of such voluntary prepayment or effectiveness of such amendment for which such Lender was a Non-Consenting Lender, as applicable.

9.
The Company shall not make any voluntary prepayment of the Initial Loans or the Term B-2 Loan under Section 2.05(a) of the Credit Agreement without making a pro rata prepayment of the Term B-2 Loan or the Initial Loans, as applicable.

10.	We hereby confirm to each Lender, the Collateral Agent and the Administrative Agent that:

(a)
we have made our own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Lender, the Collateral Agent and the Administrative Agent in connection with any Loan Document; and

(b)
we will continue to make our own independent appraisal of the creditworthiness of each Loan Party and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

11.	The Facility Office and address for notices of each Lender for the purposes of Section 10.02 (Notices) of the Credit Agreement is as set forth on Schedule 4 to this Joinder Agreement.

12.	The Term B-2 Loan shall be a second lien term loan and shall rank pari passu with the Initial Loans in all respects.

13.
The proceeds of the Term B-2 Loan shall be used (a) to fund, directly or indirectly (including through a loan, contribution or other payment to the Target or its successor), one or more dividends, distributions, loans or other payment or repayment to LCPR Cayman Holding Inc. and (b) to pay fees, expenses and other amounts related to the Acquisition and the arrangement and funding of the Term B-2 Facility.

14.
The Additional Facility Availability Period for the Term B-2 Facility is the period from and including the Additional Facility B-2 Effective Date through (and including) the date that is ten (10) Business Days following the earlier of (i) the closing date of the Acquisition and (ii) the funding date under the credit agreement entered into on or prior to the date hereof by, among others, LCPR Cayman Holding Inc. and The Bank of Nova Scotia as agent.

15.	The commitments under the Term B-2 Facility shall be immediately cancelled at the end of the Additional Facility Availability Period.

16.
The obligation of each Additional Term B-2 Facility Lender to fund its Term B-2 Commitment is subject to satisfaction, or waiver by the Administrative Agent (acting on the instructions of the Additional Term B-2 Facility Lenders), of the conditions set out in Schedule 3 (Conditions Precedent to Funding of the Term B-2 Loan). The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Facility Lender of the satisfaction or waiver thereof.

17.
The Term B-2 Facility shall be drawn in a single drawing, provided that a Committed Loan Notice for such drawing is delivered to the Administrative Agent within the Additional Facility Availability Period specified in paragraph 14 above.

18.
The Term B-2 Loan shall be Eurocurrency Rate Loans, and the first Interest Period to apply to the Term B-2 Loan will be the period commencing on the applicable Term B-2 Funding Date and ending on the last day of the Existing Interest Period.

19.
The Company shall pay to the Additional Term B-2 Facility Lenders the fees set forth in the Fee and Syndication Letter dated as of December 10, 2014 among the Company and the Additional Term B-2 Facility Lenders.

20.
The Term B-2 Facility may be increased by any amount by the execution by any Lender or Additional Lender of one or more Additional Facility Joinder Agreements in substantially the form of this Joinder Agreement (with the same Maturity Date and Applicable Rate as specified in this Joinder Agreement); provided, however, that no such increase shall be permitted if the incurrence of the Indebtedness represented thereby would not otherwise be permitted under Sections 2.14 and 7.03 of the Credit Agreement. Following any such increase, references to Additional Term B-2 Facility Lenders and Term B-2 Loan shall include Lenders and Loans made under any such Additional Facility Joinder Agreement.

21.
The provisions of Section 2.15(h)(ii)(A), 2.16(a) and 7.03(b)(xxviii)(B) of the Credit Agreement shall apply to the Term B-2 Loan in the same manner in which such provisions apply to the Initial Loans.

22.	This Joinder Agreement is an Additional Facility Joinder Agreement for the purposes of the Credit Agreement.

23.
The Company and the Administrative Agent (on behalf of each Lender) agree and acknowledge that on the Term B-2 Funding Date, without any further action by or notice from any party, the Credit Agreement shall be amended pursuant to Section 10.01(d)(i)(B) as set forth in Schedule 5.

24.	This Joinder Agreement shall be construed in accordance with and governed by the laws of the State of New York.

25.	[Signature Pages to Follow]

ADDITIONAL TERM B-2 FACILITY LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

ADMINISTRATIVE AGENT:
THE BANK OF NOVA SCOTIA

By:
Name:
Title:

ADDITIONAL TERM B-2 FACILITY LENDERS:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By: /s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By: /s/ Sean MacGregor
Name: Sean MacGregor
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

COLLATERAL AGENT:
THE BANK OF NOVA SCOTIA

By: /s/ John Kirwan
Name: John Kirwan
Title: Managing Director

By: /s/ Rory McCarthy
Name: Rory McCarthy
Title: Director

ADMINISTRATIVE AGENT:
THE BANK OF NOVA SCOTIA

By: /s/ John Kirwan
Name: John Kirwan
Title: Managing Director

By: /s/ Rory McCarthy
Name: Rory McCarthy
Title: Director

COMPANY:
LIBERTY CABLEVISION OF PUERTO RICO LLC

By: /s/ John F. Conrad
Name: John F. Conrad
Title: General Counsel

SCHEDULE 1
ADDITIONAL TERM B-2 FACILITY LENDERS AND COMMITMENTS

Credit Suisse AG, Cayman Islands Branch:    $16,250,000

The Bank of Nova Scotia:            $16,250,000

SCHEDULE 2

CONDITIONS PRECEDENT TO ADDITIONAL FACILITY B-2 EFFECTIVE DATE

1.	Execution and delivery of this Joinder Agreement and the Additional Facility Joinder Agreement (as defined in the First Lien Credit Agreement) by the Company and each lender party thereto.

2.	Execution and delivery of the Reaffirmation Agreement by the Company and the pledgors party thereto.

3.
Evidence that the Additional Facility B-1 Effective Date (as defined in the Additional Term B-1 Facility Joinder Agreement related to the First Lien Credit Agreement dated on or about the date hereof among the Company and the lenders party thereto) has occurred or will occur on or prior to the Additional Facility B-2 Effective Date.

4.
Such certified organization documents, certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent (acting on the instructions of the Additional Term B-2 Facility Lenders) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder Agreement and the other Loan Documents to which such Loan Party is a party.

5.
An opinion from Ropes & Gray LLP, New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (acting on the instructions of the Additional Term B-2 Facility Lenders).

6.
An opinion from McConnell Valdés LLC, Puerto Rican counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent (acting on the instructions of the Additional Term B-2 Facility Lenders).

7.
An opinion from Maples and Calder, Cayman Islands counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent (acting on the instructions of the Additional Term B-2 Facility Lenders).

SCHEDULE 3

CONDITIONS PRECEDENT TO FUNDING OF THE TERM B-2 LOANS

1.
The Administrative Agent shall have received a duly executed Committed Loan Notice in respect of the Term B-2 Loan in accordance with the terms of Sections 2.02 and 2.14(a)(iii) of the Credit Agreement.

2.	The other conditions set forth in Section 2.14(a) of the Credit Agreement shall have been satisfied.

3.	Prior to or substantially simultaneously with the funding of the Term B-2 Loan on the Term B-2 Funding Date, 100% of the equity interests of the Target shall be contributed to the Company.

4.
Evidence that the Term B-1 Loans (as defined in the Additional Term B-1 Facility Joinder Agreement related to the First Lien Credit Agreement dated on or about the date hereof among the Company and the lenders party thereto) have been made or will be made on or prior to the Term B-2 Funding Date.

5.
Evidence that the term loan facility made available to LCPR Cayman Holding Inc. as the borrower under a credit agreement entered into on or prior to the date hereof by, among others, LCPR Cayman Holding Inc. and The Bank of Nova Scotia as agent, shall be repaid in full substantially simultaneously with the funding of the Term B-2 Loans on the Term B-2 Funding Date.

6.
Evidence that (a) the Amended and Restated Credit Agreement dated as of July 31, 2013, by and among Puerto Rico Cable Acquisition Company Inc., Puerto Rico Cable Holding Company, Inc., Suntrust Bank, as agent, and the lenders from time to time party thereto (as amended and in effect from time to time), and (b) the Second Lien Credit Agreement dated as of May 30, 2014, by and among Puerto Rico Cable Acquisition Company Inc., Puerto Rico Cable Holding Company, Inc., Suntrust Bank, as agent, and the lenders from time to time party thereto (as amended and in effect from time to time), shall have been repaid in full on or prior to the Term B-2 Funding Date.

SCHEDULE 4
FACILITY OFFICE AND ADDRESS FOR NOTICES

Agent Name:     The Bank of Nova Scotia, London

Address:     201 Bishopsgate, 6th Floor
London, EC2M 3NS

Attn:         Savi Rampat
savi.rampat@scotiabank.com

Phone:         44 207 826 5660
Fax:         44 207 826 5666

SCHEDULE 5
AMENDMENT TO CREDIT AGREEMENT

1.	A new paragraph (p) shall be added to Section 2.14 (Additional Facilities) of the Credit Agreement as follows:

“The Facility under which the Initial Commitments have been made available may be increased by any amount by the execution by any Lender or Additional Lender of one or more Additional Facility Joinder Agreements (including, for the avoidance of doubt, the Additional Facility Joinder Agreement dated June 1, 2015) (under which the Maturity Date, Applicable Rate and any other economic terms applicable to the relevant Additional Facility Commitments are the same as those applicable to the Initial Commitments); provided, however, that any such increase shall only be permitted if the Indebtedness represented thereby has been incurred in compliance with the conditions set out under this Section 2.14 for the provision of an Additional Facility to any Loan Party.  Following any such increase, references to the Initial Loans and the Lenders in respect of the Initial Loans shall include Lenders and Loans made under any such Additional Facility Joinder Agreements.”

EXHIBIT A
REAFFIRMATION AGREEMENT
See attached